Exhibit 10.7

FORM OF OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the      day of                 ,          at [Time], (hereinafter called the “Effective Date”) between 6922767 Holding (Cayman) Inc. (hereinafter called the “Company”), and [Full Name] (hereinafter called the “Participant”)

RECITALS:

WHEREAS, the Company has adopted the 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option(s) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Plan Incorporated by Reference. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Grant of Options. The Committee hereby grants to the Participant [Time and Performance Options] Time and Performance Options and [Performance Options] Performance Options (each such Time and Performance Option or Performance Option an “Option”), each such Option providing the Participant the right and option to purchase, initially, on the terms and conditions hereinafter set forth, one (1) Ordinary B Share. The number of Ordinary B Shares issuable under each Option granted hereunder is subject to adjustment as provided in the Plan.

3.	Exercise Price. The purchase price for the issue of the Ordinary B Share issuable under each Option shall be U.S.$ (which represents the fair value of an Ordinary B Share on the date of grant and is no less than the par value per Ordinary B Share), subject to the conditions as set forth in Section 6 of the Plan, and subject to adjustment as set forth in Section 10 of the Plan.

4.	Vesting. Provided the Participant has not Terminated employment with the Company or an Affiliate of the Company prior to such vesting date, the Options granted pursuant to this Agreement shall vest as follows:

(a)	Time and Performance Options. Time and Performance Options shall, vest as set out below upon the satisfaction of time-based vesting criteria, but shall be exercisable only in the event of an Exit Event or Final Exit Event, as the case may be, which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event. Specifically, Time and Performance Options will vest as follows:

(i)	one quarter ( 1/4) of the Time and Performance Options will vest on the date of the first (1st) anniversary of the Effective Date;

(ii)	one quarter ( 1/4) of the Time and Performance Options will vest on the date of the second (2nd) anniversary of the Effective Date;

(iii)	one quarter ( 1/4) of the Time and Performance Options will vest on the date of the third (3rd) anniversary of the Effective Date; and

(iv)	one quarter ( 1/4) of the Time and Performance Options will vest on the date of the fourth (4th) anniversary of the Effective Date.

Notwithstanding the foregoing, all unvested Time and Performance Options shall also vest immediately in the event of the Funds and the Investors receiving aggregate distributions from the Company in an amount equal to the Equity Investment, or immediately prior to a Change in Control. For greater certainty, however, no vested Time and Performance Option may be exercised unless such exercise is predated by or occurs in conjunction with an Exit Event or Final Exit Event, as the case may be, which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event.

(b)	Performance Options. Performance Options shall vest and be capable of exercise as set out below upon the satisfaction of performance criteria:

(i)

one third ( 1/3) of the Performance Options shall vest upon the occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event;

(ii)

one third ( 1/3) of the Performance Options shall vest upon the occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of 2.0 times the Adjusted Equity Investment, as at the time of the applicable Exit Event or Final Exit Event; and

(iii)

one third ( 1/3) of the Performance Options shall vest upon the occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of 2.5 times the Adjusted Equity Investment, as at the time of the applicable Exit Event or Final Exit Event.

For greater certainty, each tranche of Performance Options described in paragraphs (i) to (iii) of this Section 4(b) may vest concurrently with or independent of the other tranches, depending on the Exit Value on the relevant Exit Event or Final Exit Event; however, a tranche of Performance Options described in paragraphs (i) to (iii) of this Section 4(b) may only vest a single time. For example, upon an Exit Event which results in the vesting of Performance Options pursuant to paragraph (i) of this Section 4(b), any subsequent Exit Events or Final Exit Event shall result in additional vesting of Performance Options only if the Exit Value thresholds identified in paragraphs (ii) and/or (iii) of this Section 4(b) are achieved.

5.	Termination of Employment. Where the Participant is Terminated, each Option shall be exercisable or cancelled, as applicable, in accordance with this Section 5:

(a)	If the Participant is Terminated for any reason, each Option, to the extent unvested, shall be cancelled as of such Date of Termination.

(b)	If the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement prior to a Change in Control (where, in the case of clause (2), the Participant is employed by, contracts or consults with a Competitor of the Company, or any of its Affiliates at any time during the one (1) year period following the Date of Termination), each Option, to the extent vested, shall be cancelled effective as of the Date of Termination.

(c)	If the Participant Terminates due to Disability or because of death, the Participant (or, in the case of the death of the Participant, the Participant’s legal representative or estate) will have the right to surrender to the Company each Option, to the extent vested as of such Date of Termination, for a cash amount equal to the excess, if any, of the Fair Market Value of an Ordinary B Share as of such date less the Exercise Price for the Option.

6.	Exercise of Option.

(a)	Exercise Period. Subject to the provisions of the Plan and Section 5 of this Agreement, each Option granted hereunder shall, to the extent vested, be exercisable, from time to time, within the period commencing on the date the Option becomes vested and ending on the earlier of:

(i)	the occurrence of the Final Exit Event; and

(ii)	the tenth anniversary of the Effective Date (“Expiry Date”).

For greater certainty, should an Option become exercisable upon the occurrence of the Final Exit Event, the Participant shall be given the opportunity to exercise the Option in conjunction with the Final Exit Event.

(b)	Exercise of Vested Option.

(i)

Except as otherwise provided in the Plan, each Option may be exercised for one (1) Ordinary B Share. The Participant may exercise an Option by delivering to the Committee a written notice specifying and subscribing for the number of Ordinary B Shares the Participant wishes to purchase pursuant to such Options, accompanied by a certified cheque or bank draft payable to the Company in the amount of the aggregate of (i) the aggregate Exercise Price for such number of Ordinary B Shares and (ii) an amount as security for any tax withholding or remittance obligations of the Participant, the Company or an Affiliate arising under applicable law, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement.

delivering to the Committee a written notice accompanied by a certified cheque or bank draft payable to the Company in the amount of the Exercise Price for such Ordinary B Share, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement. For purposes of this Section 6(b), the exercise date of each Option shall be the later of the date a notice of exercise is received by the Committee and, if applicable, the date payment is received by the Committee pursuant to the foregoing. Ordinary B Shares issued pursuant to the exercise of the Options will be subject to the terms of the Articles.

7.	Withholding. The Company or any Affiliate may withhold from any amount payable to the Participant otherwise than under the Plan (excepting payments pursuant to Section 8(a)(iii) thereof), such amount as may be necessary so as to ensure that the Company or its Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions. The Company or any Affiliate, as applicable, shall also have the right in its discretion to satisfy any such liability for withholding by selling as agent for the Participant or requiring the Participant to sell Ordinary B Shares which would otherwise be delivered to the Participant hereunder. The Company or any Affiliate may require the Participant, as a condition to the exercise of an Option, to pay or reimburse, or to indemnify the Company and/or any Affiliate for any such withholding relating to the exercise of an Option.

8.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of the Committee and to the Participant at the address appearing in the personnel records of the Company or its Affiliates for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

9.	Governing Law. This Agreement, the Plan and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America.

10.

Option Subject to Plan, Management Shareholders’ Agreement and Articles. By entering into this Agreement the Participant acknowledges that the Participant has received and read a copy of the Plan, the Articles and the Management Shareholders’ Agreement and the Participant agrees to be bound by the terms of this Agreement, the Articles, the Management Shareholders’ Agreement and the Plan including, without limitation, the covenants contained in Section 15, if applicable, of the Plan relating to confidential information, non-solicitation and non-competition. The Participant further acknowledges that the Participant may have executed a written contract of employment with the Company or an Affiliate thereof that contains provisions regarding confidential information, non-solicitation and non-competition. Where the Participant has entered into such an employment agreement, the Participant acknowledges and agrees that such contract of employment was entered into for good and valuable consideration and that the provisions of that contract of employment relating to confidential information, non-solicitation and non-competition govern and prevail. Each Option is subject to the Plan, the Articles and the Management Shareholders’ Agreement. The terms and provisions of the Plan and the Management Shareholders’ Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Shareholders’ Agreement, the applicable terms and provisions of the Plan or the Management Shareholders’ Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Shareholders’ Agreement, the applicable terms and provisions of the Management Shareholders’ Agreement will govern and prevail.

11.	Non-Assignment and Transferability. Unless otherwise determined by the Committee in writing or otherwise provided in the Management Shareholders’ Agreement, or in any securities pledge agreement in a form approved by the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, neither an Option nor any other rights or interests of the Participant under the Plan shall be given as security or assigned or alienated by any Person nor shall an Option or the Ordinary B Share that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

12.	Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant; provided, however, that the Committee may amend this Agreement in such manner as it deems necessary to meet the requirements of applicable laws.

13.	Personal Information. The Participant consents to the holding and processing of personal data provided by the Participant to the Company or an Affiliate or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Participant; (ii) providing information to the Company (or any Affiliate), their agents and any third party administrators of the Plan; (iii) providing information to future purchasers of the Company, any Affiliate or the business in which the Participant works; and (iv) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

14.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.	Severability. If any provision of this Agreement or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

6922767 HOLDING (CAYMAN) INC.

By:

The Participant hereby acknowledges and accepts the terms governing the grant of Options as set out above and confirms and acknowledges that he or she has received, read and understood the terms of the Plan. The Participant also confirms and acknowledges that he or she has not been induced to enter into this Agreement through duress or by expectation of employment or continued employment with the Company of any Affiliate.

[Full Name]